Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Michael W. Rogers	William B. Boni
Executive Vice President and CFO	VP, Corp. Communications
(781) 861-8444	(781) 402-3410

INDEVUS PHARMACEUTICALS, INC. ANNOUNCES PROPOSED

CONVERTIBLE SENIOR NOTES OFFERING

LEXINGTON, MA, July 7, 2003 — Indevus Pharmaceuticals, Inc. (NASDAQ: IDEV) announced today that it intends to offer, subject to market and other conditions, approximately $50 million of convertible senior notes due 2008 (the “Notes”). The offering will be made by means of an offering memorandum to qualified institutional buyers.

The Notes will be convertible into Indevus common stock, at the option of the holder, at a price to be determined by negotiations between Indevus and the initial purchasers of the Notes. Indevus stated that it expects to grant the initial purchasers an option to purchase up to an additional $10 million of Notes.

Indevus intends to use the proceeds of the offering for continued development and pre-marketing activities for its lead product, trospium, clinical development of its other product candidates, acquiring and developing new product candidates, as well as for working capital and general corporate purposes.

Neither the Notes nor the shares of common stock issuable upon conversion of the Notes have been registered under the Securities Act of 1933, and such securities may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities law of any such state.

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Indevus Pharmaceuticals is a biopharmaceutical company engaged in the development and commercialization of a diversified portfolio of pharmaceutical product candidates, including multiple compounds in late-stage clinical development. The Company currently has six compounds in development: trospium for overactive bladder, pagoclone for panic and generalized anxiety disorders, citicoline for ischemic stroke, IP 751 for pain and inflammatory disorders, PRO 2000 for the prevention of infection by HIV and other sexually-transmitted pathogens, and aminocandin for systemic fungal infections.

Except for the descriptions of historical facts contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties are set forth in the Company’s filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under “Risk Factors” and elsewhere, and include, but are not limited to: uncertainties relating to clinical trials, regulatory approval and commercialization of our products, particularly trospium; the early stage of products under development; need for additional funds and corporate partners, including for the commercialization of trospium and for the development of pagoclone and citicoline; failure to acquire and develop additional product candidates; history of operating losses and expectation of future losses; product liability and insurance uncertainties; risks relating to the Redux-related litigation; dependence on third parties for manufacturing and marketing; competition; risks associated with contractual arrangements; limited patent and proprietary rights; dependence on market exclusivity; and other risks.

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